Exhibit 10.1

TERM SHEET

This term sheet forms the binding agreement between Saffelberg Investments N.V. (“Saffelberg”) and Pareteum Corporation. (“Pareteum”). Pareteum and Saffelberg may each be referred to as a “Party” or together the “Parties”.

Date:	30 March 2017

Background:	Saffelberg is a significant shareholder of Pareteum and owns certain Notes, shares, warrants and other financial instruments related to Pareteum (“Securities”). The Parties desire to amend, redeem or effect conversion, as the case may be, of those Securities as described herein.

$350,000 Note:	Pareteum will immediately (latest on Monday 3 April 2017) repay in cash the $350,000 unsecured promissory Note, plus cash interest of $59,304.20. Saffelberg agrees to extend the repayment for the final $30,000 repayment fee until the end of June 2017 which will be paid in cash by Pareteum.

Warrant Repricing:	Pareteum agrees to amend and reprice the following warrants:

• 96,520 Warrants: increased by 10% to 106,172 Warrants, and re-priced to $1.87, with removal of anti-dilution, re-pricing and cashless provisions.

• 80,000 Warrants: re-priced to $1.87, with removal of anti-dilution, re-pricing and cashless provisions, and extended to 31 August 2021.

• 40,000 Warrants: re-priced to $1.87, with removal of anti-dilution, re-pricing and cashless provisions, and extended to 31 August 2021.

$723,900 Note:	Note principal increased by 10% and converted into common shares at $1.50, being 530,860 shares.

Confidentiality:	Lender and Borrower agree to keep this term sheet confidential, subject only to any overriding obligations of either party to make disclosures in accordance with legal regulation or requirements such as SEC disclosures.

Law & Jurisdiction:	This term sheet and any subsequent transaction documents will be governed by New York law and the courts in New York will have exclusive jurisdiction to settle any disputes arising hereunder.

Signed on behalf of:	Signed on behalf of:
Saffelberg Investments N.V.	Pareteum Corporation

/s/ Zensa BVBA	/s/ Alexander Korff
Zensa BVBA	Alexander Korff
Driector	General Counsel
P.r. Marleen Vercammen

/s/ Themis Consulting & Advisory BVBA
Themis Consulting & Advisory BVBA
Director
P.r. Arnold Benoot